Exhibit 4.32.4

NOVATION AGREEMENT

Dated 11 March, 2004

HEWLETT TANKERS LDC`

CALICO LEASING (GB) LIMITED

(formerly Natwest Leasing (GB) Limited)

and

KTL HAMPSTEAD, INC.

relating to a Conditional Sale Agreement

dated 25th November, 1996

m.v. Megara

ALLEN & OVERY

LONDON

CONTENTS

Clause

1.	Definitions
2.	Novation
3.	Conditions Precedent
4.	Consideration
5.	Costs
6.	Representations and Warranties
7.	Disclaimers and Exclusions
8.	Counterparts
9.	Applicable Law

THIS NOVATION AGREEMENT is made on 11 March, 2004 between:

(1)           HEWLETT TANKERS LDC a company incorporated in the Cayman Islands whose registered office is at third floor, CIBC Financial Centre, PO Box 1234, George Town, Grand Cayman, Cayman Islands (the Seller);

(2)           CALICO LEASING (GB) LIMITED (formerly Natwest Leasing (GB) Limited) a company incorporated in England and Wales whose offices is at 30 St Mary Axe Avenue, London EC3A 8EP (the Old Purchaser); and

(3)           KTL HAMPSTEAD INC, a company incorporated in Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia (the New Purchaser)

WHEREAS:

(A)          The Seller and the Old Purchaser entered into a conditional sale agreement (the Conditional Sale Agreement) dated 25th November 1996 relating to one approximately 298,000 dwt double hulled very large crude carrier M.V. “Megara” (the Vessel);

(B)           The Old Purchaser and the Seller entered into a charterparty by way of demise dated 12th February 1997 relating to the Vessel (the Charterparty);

(C)           Following the termination of the charterparty of the Vessel the Old Purchaser wishes to effect a Conditional Sale Agreement Transfer in accordance with the provisions of Clause 18 of the Charterparty.

THIS DEED WITNESSES as follows:

1.             DEFINITIONS

(a)           In this Agreement words and expressions defined in the Charterparty shall have the same meanings when used herein and the following expressions shall, unless otherwise specified, have the following meanings:

Deed of Release means the agreement so entitled and to be made between the Seller, the Old Purchaser and the Agent pursuant to which the Seller will release and discharge the Lessor Mortgage and Assignment.

Effective Time means the date on, and time at, which the Old Purchaser notifies the Seller and the New Purchaser in writing that the conditions precedent listed in Clause 3 (Conditions Precedent) are in a form and substance satisfactory to the Old Purchaser or have been waived by the Old Purchaser.

Lessor Proceeds Account means the account of the Old Purchaser with National Westminster Bank Plc at PO Box 34, 15 Bishopsgate, London EC2P 2AP, Sort Code 50-00-00, account name “NatWest Leasing (GB) Limited, re: Hewlett Tankers LDC” account number 95484507.

Old Purchaser’s Group means European International Reinsurance Company Limited (EIR) any company which is a Subsidiary from time to time of EIR, the Holding Company from time to time of EIR and any company (besides EIR) which is from time to time a Subsidiary of its Holding Company.

(b)           The principles of construction set out in Clause 1.2 (Interpretation of the Charterparty) shall have effect as if set out in this Agreement.

(c)           A person who is not a party to this Agreement has no rights under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2.             NOVATION

(a)           The novation to be effected pursuant to this Agreement shall have effect from the Effective Time.

(b)           The New Purchaser undertakes to the Seller and to the Old Purchaser to perform, discharge and observe all such obligations and liabilities on the part of the Old Purchaser under the Conditional Sale Agreement as fall to be performed, discharged or observed from the Effective Time as if the New Purchaser were named in the Conditional Sale Agreement in place of the Old Purchaser with effect from the Effective Time.

(c)           In consideration of the New Purchaser’s undertaking in Clause 2(b), the Seller releases and discharges the Old Purchaser from all claims, demands, obligations and liabilities whatsoever in respect of the Conditional Sale Agreement which relate to the period beginning on the Effective Time.

(d)           The Seller undertakes to the New Purchaser to perform, discharge and observe all obligations and liabilities on the part of the Seller under the Conditional Sale Agreement and acknowledges that the New Purchaser shall be entitled to the rights and benefits of the Conditional Sale Agreement as if the New Purchaser were named in the Conditional Sale Agreement in place of the Old Purchaser with effect from the Effective Time.

(e)           In consideration of the Seller’s undertaking in Clause 2(d), the Old Purchaser releases and discharges the Seller from all claims, demands, obligations and liabilities whatsoever to the Old Purchaser in respect of the Conditional Sale Agreement which relate to the period beginning on the Effective Time.

(f)            Subject as amended by this Agreement, the Conditional Sale Agreement shall continue in full force and effect and the transfer effected by this Agreement shall be subject to, and with the benefit of, the Initial Sub-Charter, if any.

3.             CONDITIONS PRECEDENT

Clause 2 shall have effect on the date and time at which the Old Purchaser notifies the Seller and the New Purchaser that the Old Purchaser has received the following conditions precedent in form and substance satisfactory to the Old Purchaser:

(i)            a certified copy of the resolution of the board of directors of the Seller and the New Purchaser approving the transactions contemplated by this Agreement, together with any power of attorney issued pursuant thereto;

(ii)           this Agreement duly executed by the parties hereto;

(iii)          the Deed of Release duly executed by the Seller;

(iv)          the written confirmation referred to in Clause 18.9(ix) of the Charterparty;

(v)           evidence that the consideration referred to in Clause 4 (Consideration) has been credited to the Lessor Proceeds Account;

(vi)          Confirmation from the Agent and the Seller that the Lease Discharge Date (as defined in the Lessor Direct Agreement) will, subject to the Agent unconditionally and irrevocably withdrawing the Net Novation Proceeds from the Lessor Proceeds Account, occur on the Effective Time;

(vii)         an appraisal from an independent reputable appraisor appointed by the Seller (which appraisal shall be dated no more than 15 days prior to the date hereof) evidencing the open market value of the Vessel.

The conditions precedent in this Clause 3 are for the benefit of the Old Purchaser and the Old Purchaser may waive any of them by written notice given to the Seller and the New Purchaser.

4.             CONSIDERATION

(a)           As consideration for the novation under Clause 2 (Novation) above, the New Purchaser shall pay to the Old Purchaser, by crediting the Lessor Proceeds Account, the sum of £37,221,222.22 on the Effective Time.

(b)           The consideration referred to in Clause 4(a) shall be applied in accordance with the provisions of Clause 5.9 (Payment of Proceeds of Sale) of the Lessor Direct Agreement.

5.             COSTS

The Seller shall pay all costs and expenses (including legal fees and expenses) properly incurred by the Old Purchaser in connection with this Agreement (including, without limitation the preparation, negotiation and execution of this Agreement and all documents, agreements, approvals and consents required in connection herewith).

6.             REPRESENTATIONS AND WARRANTIES

(a)           Each of the parties to this Agreement represents and warrants to the other party to this Agreement, that as at the date hereof:

(i)            it has full power and authority to enter into, and perform all its obligations under this Agreement;

(ii)           this Agreement constitutes its legal, valid and binding obligations; and

(iii)          the entry into and performance by it of this Agreement does not and will not violate in any respect any existing law or regulation, its constitutional documents or any agreement to which it is a party.

(b)           The Old Purchaser further represents and warrants to the New Purchaser that:

(i)            it has not created any Lessor’s Lien;

(ii)           the Old Purchaser has not, save for the Lessor Granted Security Documents and the Charterparty, executed any instrument or entered into any arrangements whereby its rights to take title to the vessel under Clause 5 of the Conditional Sale Agreement have been encumbered or otherwise disposed of by the Old Purchaser.

(iii)          the Old Purchaser has not exercised its right to take title to the Vessel under Clause 5 of the Conditional Sale Agreement;

(iv)          the Old Purchaser has not revoked the appointment of the Seller or the Agent as exclusive sales agent of the Lessor in relation to the Vessel; and

(v)           the Old Purchaser has not revoked, and will not revoke, the authority given to the Agent to instruct the Account Bank to pay to the Agent the Net Novation Proceeds from the Lessor Proceeds Account pursuant to Clause 5.9 (Payment of Proceeds of Sale) of the Lessor Direct Agreement.

7.             DISCLAIMERS AND EXCLUSIONS

(a)           The New Purchaser acknowledges and agrees that:

(i)            the Vessel has been designed, manufactured, assembled, constructed, tested, trialed and examined without reference to or involvement of the Old Purchaser or any other member of the Old Purchaser’s Group;

(ii)           neither the Old Purchaser nor any other member of the Old Purchaser’s Group has made or given or shall be deemed to have made or given any representation, warranty, term or condition, express or implied (whether statutory or otherwise), as to the seaworthiness, capacity, state, value, quality, durability, condition, design, construction, operation, performance, description, merchantability, fitness for use or purpose or suitability of the Vessel or any part thereof, as to the absence of latent or other defects, whether or not discoverable, as to the absence of any infringement of any patent, trademark, copyright, intellectual property or other rights, or as to title to the Vessel or any other representation, warranty, term or condition whatsoever, express or implied, with respect to the Vessel, all of which are hereby excluded;

(iii)          the New Purchaser is taking possession of the Vessel from the Seller on an “as is, where is, and with all faults” basis.

(b)           Save as otherwise expressly and specifically provided by this Agreement the New Purchaser hereby waives as between itself and the Old Purchaser all its rights, express or implied (whether statutory or otherwise), against the Old Purchaser or in respect of the Vessel.

(c)           Without prejudice to the generality of the other provisions of this Clause 7 the Old Purchaser shall be under no liability to the New Purchaser whatsoever and howsoever arising and from whatever cause, and whether in contract, tort or otherwise, in respect of any loss (consequential or otherwise), liability, damage (including death, injury or disease) or Unavailability of, or to, or in connection with, the Vessel or any person or property whatsoever.

8.             COUNTERPARTS

(a)           This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement and any party may enter into this Agreement by executing a counterpart.

9.             APPLICABLE LAW

(a)           This Agreement is governed by the laws of England.

(b)           For the benefit of the Old Purchaser, each of the Seller and the New Purchaser agrees that the courts of England have jurisdiction to settle any disputes in connection with this Agreement and accordingly submits to the jurisdiction of the English courts.

(c)           Each the Seller and the New Purchaser:

(i)            waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with this Agreement; and

(ii)           agrees that a judgment or order of an English court in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

IN WITNESS of which this Agreement has been entered into on the date which appears first on page 1..

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
for and on behalf of	)
HEWLETT TANKERS LDC	)

SIGNED by Bob Ratcliffe	)	/s/ Bob Ratcliffe
for and on behalf of	)
CALICO LEASING (GB) LIMITED	)

SIGNED by Nicholas Sherriff	)	/s/ Nicholas Sherriff
for and on behalf of	)
KTL HAMPSTEAD, INC	)